SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Aspect Medical Systems, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐ Fee computed on table below per Exchange Act Rules l4a-6(i)(l) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT for the 2003 Annual Meeting of Stockholders to be held on May 20, 2003
STOCK OWNERSHIP INFORMATION
ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
INFORMATION ABOUT EXECUTIVE COMPENSATION
Summary Compensation Table
Option Grants In Last Fiscal Year
Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values
COMPARISON OF CUMULATIVE TOTAL RETURN AMONG ASPECT MEDICAL SYSTEMS, INC., NASDAQ NATIONAL MARKET INDEX AND NASDAQ MEDICAL DEVICES INDEX
PROPOSAL TWO -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
OTHER MATTERS
SOLICITATION OF PROXIES
REVOCATION OF PROXY
STOCKHOLDER PROPOSALS
PROXY

ASPECT MEDICAL SYSTEMS, INC.

141 Needham Street
Newton, Massachusetts 02464

NOTICE OF 2003 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 20, 2003

To our stockholders:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Aspect Medical Systems, Inc. will be held on Tuesday, May 20, 2003 at 9:00 a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109. At the meeting, stockholders will consider and vote on the following matters:

1.	The election of three (3) members to our board of directors to serve as Class III directors, each for a term of three years.

2.	The ratification of the selection by our board of directors of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003.

      The stockholders will also act on any other business that may properly come before the annual meeting or any adjournment thereof.

      Stockholders of record at the close of business on April 11, 2003 are entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. Your vote is important regardless of the number of shares you own. Our stock transfer books will remain open for the purchase and sale of our common stock.

      We hope that all stockholders will be able to attend the annual meeting in person. However, in order to ensure that a quorum is present at the meeting, please date, sign and promptly return the enclosed proxy card whether or not you expect to attend the annual meeting. A postage-prepaid envelope, addressed to EquiServe Trust Company, N.A., our transfer agent and registrar, has been enclosed for your convenience. If you attend the meeting, your proxy will, upon your written request, be returned to you and you may vote your shares in person.

      All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

J. NEAL ARMSTRONG
Secretary

Newton, Massachusetts

April 17, 2003

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES.

ASPECT MEDICAL SYSTEMS, INC.

141 Needham Street
Newton, Massachusetts 02464

PROXY STATEMENT

for the 2003 Annual Meeting of Stockholders

to be held on May 20, 2003

      This proxy statement and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the board of directors of Aspect Medical Systems, Inc. for use at the Annual Meeting of Stockholders to be held on Tuesday, May 20, 2003 at 9:00 a.m., local time, at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, and of any adjournment thereof.

      All proxies will be voted in accordance with the instructions contained in those proxies. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to our Secretary or by appearing at the meeting and voting in person.

      Our Annual Report to Stockholders for the fiscal year ended December 31, 2002 is being mailed to stockholders with the mailing of these proxy materials on or about April 17, 2003.

      A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 as filed with the Securities and Exchange Commission, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to Bridget Barry, Executive Assistant, Investor Relations Department, Aspect Medical Systems, Inc., 141 Needham Street, Newton, Massachusetts 02464, telephone: (617) 559-7135.

Voting Securities and Votes Required

      Stockholders of record at the close of business on April 11, 2003 will be entitled to notice of and to vote at the annual meeting. On that date, 19,388,510 shares of our common stock were issued and outstanding. Each share of common stock entitles the holder to one vote with respect to all matters submitted to stockholders at the meeting. We have no other securities entitled to vote at the meeting.

      The representation in person or by proxy of at least a majority of the shares of common stock issued, outstanding and entitled to vote at the annual meeting is necessary to establish a quorum for the transaction of business. If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

      Directors are elected by a plurality of votes cast by stockholders entitled to vote at the meeting. To be approved, any other matters submitted to our stockholders, including the ratification of Ernst & Young LLP as our independent auditors, require the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting. The votes will be counted, tabulated and certified by a representative of EquiServe Trust Company, N.A., who will serve as the inspector of elections at the annual meeting.

      Shares which abstain from voting as to a particular matter, and shares held in “street name” by banks or brokerage firms who indicate on their proxy cards that they do not have discretionary authority to vote such shares as to a particular matter, which we refer to as “broker non-votes,” will not be considered as present and entitled to vote with respect to a particular matter. Accordingly, neither abstentions nor broker non-votes will have any effect upon the outcome of voting with respect to any matters voted on at the annual meeting, but will be counted for the purpose of determining whether a quorum exists.

      Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder’s right to attend the meeting and vote in person. Any stockholder voting by proxy has the right to revoke the proxy at any time before the polls close at the annual meeting by giving our Secretary a duly executed proxy card bearing a later date than the proxy being revoked at any time before that proxy is voted or by appearing at the meeting and voting in person. The shares represented by all properly executed proxies received in time for the meeting will be voted as specified in those proxies. If the shares you own are held in your name and you do not specify in the proxy card how your shares are to be voted, they will be voted in favor of the election as directors of those persons named in this proxy statement, in favor of the ratification of Ernst & Young LLP as our independent auditors and in favor of any other items that may properly come before the meeting. If the shares you own are held in “street name,” the bank or brokerage firm, as the record holder of your shares, is required to vote your shares in accordance with your instructions. In order to vote your shares held in “street name,” you will need to follow the directions your bank or brokerage firm provides you.

Householding of Annual Meeting Materials

      Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and Annual Report to Stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to our Investor Relations Department, Aspect Medical Systems, Inc., 141 Needham Street, Newton, Massachusetts 02464, telephone: (617) 559-7000. If you want to receive separate copies of the proxy statement or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCK OWNERSHIP INFORMATION

      The following table sets forth information regarding beneficial ownership of our common stock as of January 31, 2003 by:

•	each person or entity that beneficially owns more than 5% of the outstanding shares of our common stock,

•	each of our directors,

•	our chief executive officer and our four other most highly compensated executive officers on December 31, 2002, and

•	all of our directors and executive officers as a group.

      The number of shares of common stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the Securities and Exchange Commission, or SEC, and includes voting or investment power with respect to shares of our common stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Shares of our common stock issuable under stock options exercisable on or before April 1, 2003 and issuable pursuant to outstanding warrants are deemed beneficially owned for computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise indicated, the address of all directors and executive officers is c/o Aspect Medical Systems, Inc., 141 Needham Street, Newton, Massachusetts 02464. The inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

	Number of Shares	Percentage of
Name and Address	Beneficially	Common Stock
of Beneficial Owner	Owned(1)	Beneficially Owned

5% Stockholders
Boston Scientific Corporation(2)	3,386,583	17.5%
One Boston Scientific Place Natick, Massachusetts 02462-1505
Capital Research and Management Company(3)	1,237,000	6.4
333 South Hope Street Los Angeles, California 90071
Federated Investors, Inc.(4)	1,937,550	10.0
Federated Investors Tower Pittsburgh, Pennsylvania 15222-3779
One Liberty Fund III, L.P.(5)	1,530,871	7.9
c/o Flagship Ventures 150 Cambridge Park Drive Cambridge, Massachusetts 02140
T. Rowe Price Associates, Inc.(6)	990,200	5.1
100 E. Pratt Street Baltimore, Maryland 21202
Directors and Named Executive Officers
J. Neal Armstrong	342,529	1.7
Boudewijn L.P.M. Bollen	84,270	*
Nassib G. Chamoun(7)	727,111	3.7
Stephen E. Coit	35,754	*
J. Breckenridge Eagle(8)	353,979	1.8
William H. Floyd	66,929	*
Edwin M. Kania, Jr.(9)	1,567,475	8.1
Lester John Lloyd(10)	68,044	*
Scott D. Kelley, M.D.(11)	102,424	*
Richard J. Meelia	6,667	*
Donald R. Stanski, M.D.	64,999	*
All directors and executive officers as a group (15 persons)(12)	4,042,663	19.6%

*	Less than 1% of our outstanding common stock.

(1)	Includes the following number of shares of our common stock issuable upon the exercise of outstanding stock options which may be exercised on or before April 1, 2003: Mr. Armstrong: 162,450; Mr. Barrett: 85,470; Mr. Bollen: 84,270; Mr. Chamoun: 221,557; Mr. Coit: 19,999; Mr. Daley: 61,069; Mr. Devlin: 78,594; Mr. Eagle: 129,033; Mr. Floyd: 66,929; Mr. Kania: 19,999; Dr. Kelley: 87,344; Mr. Lloyd: 19,999; Dr. Manberg: 128,595; Mr. Meelia: 6,667; Dr. Stanski: 54,999; all directors and executive officers as a group: 1,226,974.

(2)	This information is taken from a Schedule 13G filed with the SEC on February 14, 2003.

(3)	This information is taken from a Schedule 13G/A filed with the SEC on February 13, 2003. According to the Schedule 13G/A, Capital Research and Management Company has sole dispositive power with respect to 1,237,000 shares of our common stock and SMALLCAP World Fund, Inc. has sole voting power with respect to 1,137,000 shares of our common stock.

(4)	This information is taken from a Schedule 13G filed with the SEC on February 14, 2003. According to the Schedule 13G, Federated Investors, Inc. is the parent holding company of Federated Investment Management Company, Federated Investment Counseling and Federal Global Investment Management Corp. (the “Investment Advisors”) which act as investment advisors to registered investment companies and separate accounts that own shares of our common stock. According to the Schedule 13G, the Investment Advisors are wholly-owned subsidiaries of FII Holdings, Inc., which is a wholly-owned subsidiary of Federated Investors, Inc., and all of the outstanding voting shares of Federated Investors, Inc. are held by the Voting Shares Irrevocable Trust, for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees and exercise collective voting control over Federated Investors, Inc. Federated Investors, Inc., the Voting Shares Irrevocable Trust, John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue disclaim beneficial ownership of all shares reported herein.

(5)	Includes 275 shares of our common stock which One Liberty Fund III, L.P. had the right to acquire upon exercise of a warrant as of January 31, 2003. This warrant expired in February 2003 and was not exercised prior to its expiration. Mr. Kania, a director of Aspect, is a general partner of One Liberty Partners III, L.P., and the general partner of One Liberty Fund III, L.P. Mr. Kania disclaims beneficial ownership of the shares held by One Liberty Fund III, L.P., except to the extent of his pecuniary interest in those shares.

(6)	This information is taken from a Schedule 13G/A filed with the SEC on February 3, 2003. According to the Schedule 13G/A, T. Rowe Price Associates, Inc. has sole voting power with respect to 423,800 shares of our common stock and sole dispositive power with respect to 990,200 shares of our common stock.

(7)	Includes 100,000 shares of common stock held by The Nassib G. Chamoun 1998 Irrevocable Trust and 100,000 shares held in a trust for the benefit of Mr. Chamoun’s minor children. Mr. Chamoun disclaims beneficial ownership of all shares held in each of these trusts.

(8)	Includes 35,000 shares of common stock held by Jeanne Warren Eagle as Trustee for the Trust for John Warren Eagle, of which Mr. Eagle disclaims beneficial ownership.

(9)	Includes 1,530,871 shares beneficially held by One Liberty Fund III, L.P. See Note 5 above. Also includes 1,605 shares held by Mr. Kania’s minor children. Mr. Kania disclaims beneficial ownership of the shares held by One Liberty Fund III, L.P., except to the extent of his pecuniary interests in those shares. Mr. Kania also disclaims beneficial ownership of the shares held by his minor children.

(10)	Includes 47,974 shares of common stock and a warrant to purchase, as of January 31, 2003, 71 shares of our common stock, each held by Lester John Lloyd and/or Lynne Dewar Lloyd, Trustees or Successor Trustees under the Lloyd Trust U/A/D 10/05/88, as to which Mr. Lloyd disclaims beneficial ownership. The above referenced warrant expired in February 2003 and was not exercised prior to its expiration.

(11)	Includes 300 shares of common stock held by Scott D. Kelley and Melanie Marie Kelley, as joint tenants.

(12)	Includes 346 shares of our common stock subject to warrants which were outstanding as of January 31, 2003. These warrants expired in February 2003 and were not exercised prior to their expiration. See Note 5 and Note 10 above.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and the holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Except as set forth below, and based solely on a review of our records and written representations by the persons required to file these reports, all filing requirements of Section 16(a) were satisfied with respect to our most recent fiscal year. Mr. Chamoun filed a Form 4 with the SEC on March 12, 2002 with the SEC to report the sale of an aggregate of 5,500 shares of our common stock in eleven transactions occurring between February 13, 2002 and February 28, 2002, which report was not filed on a timely basis. This Form 4 did not contain all of the requisite information and was amended by a Form 4 filed with the SEC on March 17, 2003 to report that all of the shares sold between February 13, 2002 and February 28, 2002 were acquired by the exercise of options on each of the corresponding sale dates. Mr. Daley filed a Form 4 with the SEC on November 12, 2002 to report his open market purchase of 10,000 shares of our common stock on October 28, 2002, which report was not filed on a timely basis.

ELECTION OF DIRECTORS

      We have a classified board of directors consisting of two Class I Directors, three Class II Directors and three Class III Directors. At each annual meeting of stockholders, one class of directors is elected for a full term of three years to succeed those directors whose terms are expiring. The persons named in the enclosed proxy card will vote to elect, as Class III Directors, Nassib G. Chamoun, Lester John Lloyd and James J. Mahoney, Jr., the three director nominees, unless the proxy card is marked otherwise. Each Class III Director will be elected to hold office until the 2006 Annual Meeting of Stockholders and until his successor is elected and qualified.

      The number of directors of Aspect is fixed at nine. Stephen E. Coit served as a Class I Director until his resignation from the board of directors on April 11, 2003. Our Corporate Governance and Nominating Committee will select an individual, in accordance with the Corporate Governance and Nominating Committee charter (when adopted), to be nominated by our board of directors for election as a director to fill the vacancy created by Mr. Coit’s resignation. Class I Directors will not be voted upon by our stockholders until the 2004 annual meeting of stockholders.

      If a stockholder returns a proxy card without contrary instructions, the persons named as proxies will vote to elect as directors the nominees identified below, each of whom is currently a member of our board of directors. The nominees have indicated their willingness to serve if elected. However, if any director nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by our board of directors. Our board of directors has no reason to believe that any of the nominees will be unable to serve if elected.

      For each member of our board of directors, including those who are nominees for election as Class III Directors, there follows information given by each concerning his age and length of service as a member of our board of directors, principal occupation and business experience during the past five years and the name of other publicly held companies of which he serves as a director.

      No director or executive officer is related by blood, marriage or adoption to any other director or executive officer. No arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

Nominees for Term Expiring at the 2006 Annual Meeting (Class III Directors)

Nassib G. Chamoun, age 40, became a director in 1987.

      Nassib G. Chamoun is a founder of Aspect and has served as a director since 1987. Mr. Chamoun has served as President of Aspect since 1996 and Chief Executive Officer since 1995. He also served as Chairman of the Board of Directors from 1987 to 1996 and as Chief Scientific Officer from 1991 to 1995. Prior to 1995, Mr. Chamoun also served as our President and Chief Executive Officer at various times since founding Aspect in 1987. From 1984 to 1987, Mr. Chamoun was a fellow in cardiovascular physiology at the Lown Cardiovascular Laboratory of the Harvard School of Public Health.

Lester John Lloyd, age 66, served as a director from 1991 to April 1995 and from November 1995 to the present.

      Lester John Lloyd joined Aspect as a director in 1991 and served until April 1995. He became a director again in November 1995. Since 1996, Mr. Lloyd has served as Chairman of Alere Medical Incorporated, a medical technology and service company. Mr. Lloyd was a founder and, from 1981 to 1990, served as Chief Executive Officer of Nellcor Incorporated, which developed and manufactured medical devices.

James J. Mahoney, Jr., age 59, became a director in 2003.

      James J. Mahoney, Jr. joined Aspect as a director in March 2003. Mr. Mahoney is a founding partner and principal of HLM Management Company, a private equity firm that invests in small entrepreneurially managed growth stocks and in privately-held venture capital backed companies. Since 1999, Mr. Mahoney has managed HLM Management Company’s venture capital program and, most recently has been a consultant to HLM Management Company. From 1984 to 1999, Mr. Mahoney co-managed the stock and venture capital portfolios of and served as Chief Investment Officer of HLM Management Company. Mr. Mahoney currently serves as an advisor to two investment firms: Trellis Partners and Bariston Partners.

Directors Whose Term Expires at the 2004 Annual Meeting (Class I Directors)

Richard J. Meelia, age 54, became a director in 2001.

      Richard J. Meelia joined Aspect as a director in 2001. Mr. Meelia has served as President and Chief Executive Officer of Tyco Healthcare Group, a medical products company, since March 1999. From July 1995 to March 1999, he served as President of The Kendall Company, a medical products company, which was acquired by Tyco International in 1994.

Donald R. Stanski, M.D., age 53, became a director in 1996.

      Donald R. Stanski joined Aspect as a director in 1996. Dr. Stanski has been a professor of anesthesia and medicine (Clinical Pharmacology) at Stanford University since 1979 and is an anesthesiologist/ clinical pharmacologist. Since April 2001, Dr. Stanski has also held the position of Chief Medical Officer at Rosa Pharmaceuticals, Inc., a pharmaceutical development company. He served as Chair of the Department of Anesthesia at Stanford University from 1992 to 1997. From July 1998 to June 2001, Dr. Stanski served as the Vice President of Scientific and Medical Programs for Pharsight Corporation, a company that assists in the development of therapeutic products.

Directors Whose Term Expires at the 2005 Annual Meeting (Class II Directors)

Boudewijn L.P.M. Bollen, age 56, became a director in 1998.

      Boudewijn L.P.M. Bollen joined Aspect as a director in 1998. Since January 2002 and from June 1998 to October 1998, Mr. Bollen served as President of International Operations of Aspect. From October 1998 to January 2002, he was a self-employed consultant. From 1986 to 1998, Mr. Bollen held several positions with Mallinckrodt, Inc., a specialty chemicals and healthcare company, and predecessor entities, including Executive Vice President for Worldwide Sales, Service and Distribution, Vice President of European Sales and Marketing and Vice President and Managing Director for Europe. From 1981 to 1986, Mr. Bollen served as Vice President of Marketing and Sales in Europe for Bentley Laboratories, Inc., a manufacturer of specialized monitoring and medical equipment.

J. Breckenridge Eagle, age 53, served as a director from 1988 to 1991 and from 1996 to the present.

      J. Breckenridge Eagle joined Aspect as a director in 1988 and served in that position until 1991. He became a director again in 1996 and has served as Chairman of the Board of Directors since that date. Mr. Eagle served as President and Chief Operating Officer of Aspect in 1996 and as a consultant to Aspect in 1995. From 1989 to 1995, he was President of ECS, Inc., a medical practice management company, which he founded in 1989. From 1981 to 1988, Mr. Eagle was Chief Financial Officer, Vice President and General Manager of The Health Data Institute, Inc., a health care services company, which he co-founded.

Edwin M. Kania, age 45, became a director in 1995.

      Edwin M. Kania joined Aspect as a director in 1995. Since December 2000, Mr. Kania has served as Senior Managing Director and Chairman of Flagship Ventures, a venture capital firm, which operates One Liberty Ventures, a venture capital fund. Mr. Kania was a founding general partner and served as a managing partner of One Liberty Ventures since 1995. Previously, he was a general partner at Morgan Holland Ventures, a predecessor entity of One Liberty Ventures, which he joined in 1985. Mr. Kania also serves as a director of Exact Sciences Corporation.

Executive Officers of the Corporation

J. Neal Armstrong, age 64, became an executive officer in 1996.

      J. Neal Armstrong joined Aspect in 1996 and has served as Vice President, Chief Financial Officer, Secretary and Treasurer since that time. From 1990 to 1996, Mr. Armstrong served as Vice President of Finance, Chief Financial Officer and as a director of Haemonetics, Inc., a manufacturer of blood processing systems. From 1985 to 1990, he was the Vice President of Finance and Administration, Treasurer and Chief Financial Officer at BTU International, a manufacturer of thermal processing systems. Prior to 1985, he served for 14 years in senior operating and financial positions at Texas Instruments, Inc., an electronics company.

Jeffrey L. Barrett, age 40, became an executive officer in 1997.

      Jeffrey L. Barrett joined Aspect in 1997 and has served as Vice President of Corporate Operations since January 2001. Mr. Barrett served as our Vice President of Manufacturing and Operations from 1997 to January 2001. From 1996 to 1997, he was employed as Vice President of Manufacturing at Aksys, Ltd., a developer of dialysis equipment. From 1989 to 1996, Mr. Barrett held a variety of manufacturing and operating positions at Haemonetics, Inc., including as its Vice President of Operations.

Eliot Daley, age 66, became an executive officer in 2001.

      Eliot Daley joined Aspect in May 2001 and has served as Vice President of Corporate Strategy since that time. Prior to joining Aspect, Mr. Daley served as President of Eliot Daley, Ltd., a healthcare strategy and marketing consulting company, from July 1998 to May 2001. From 1995 to July 1998, he held the position of Director at Arthur D. Little, a management consulting company.

Philip H. Devlin, age 46, became an executive officer in 1994.

      Philip H. Devlin joined Aspect in 1990 and has served as Vice President, Technology and General Manager of Neurodiagnostics since November 2001. From 1994 to November 2001, Mr. Devlin served as Vice President of Research and Development of Aspect, and from 1990 to 1994 he held the position of Director of Product Development of Aspect. From 1984 to 1985 and 1986 to 1990, Mr. Devlin served as Software Engineer and Manager of Software Engineering at Lifeline Systems, Inc., a medical products and communications company. From 1980 to 1984, he held the position of Chief Biomedical Engineer at Beth Israel Hospital in Boston, Massachusetts and from 1985 to 1986 he served as Technical Marketing Engineer in the Medical Product Group of Hewlett-Packard Company, a manufacturer of computers and medical devices.

William Floyd, age 46, became an executive officer in 2001.

      William Floyd joined Aspect in May 2001 and has served as Vice President of Sales and Marketing since September 2002. Mr. Floyd served as Vice President of Marketing from May 2001 to September 2002. From May 2000 to May 2001, Mr. Floyd was Principal of Casco Scientific, LLC, a medical device consulting group. From 1992 to 2000, Mr. Floyd held a variety of positions with Boston Scientific Corporation, a manufacturer of medical devices, the most recent of which was Vice President of Marketing, Microvasive Division.

Scott D. Kelley, M.D., age 44, became an executive officer in 2000.

      Scott D. Kelley joined Aspect in July 2000 and has served as Vice President and Medical Director since that time. Prior to joining Aspect, Dr. Kelley served as an Associate Professor of Clinical Anesthesia and Director of Liver Transplant at the University of California, San Francisco Medical School from 1990 to 2000.

Paul J. Manberg, Ph.D., age 48, became an executive officer in 1991.

      Paul J. Manberg joined Aspect in 1991 and has served as Vice President of Clinical, Regulatory and Quality Assurance since 1991. From 1984 to 1990, Dr. Manberg held a variety of clinical research positions at Serono Laboratories, a pharmaceutical company, including as Vice President, Research and Development. From 1979 to 1984, he was employed as a Clinical Research Scientist at Burroughs — Wellcome Company, a pharmaceutical company, and served as an Adjunct Research Scientist at the University of North Carolina.

      For additional information relating to our executive officers, see the disclosure regarding Messrs. Bollen, Chamoun and Eagle set forth under the heading “Election of Directors.” No arrangements or understandings exist between any executive officer and any other person pursuant to which such executive officer is to be selected as an executive officer.

      For information relating to shares of our common stock owned by each of our directors, our top five most highly compensated executive officers and all directors and executive officers as a group, see the disclosure set forth under the heading “Stock Ownership Information.”

CORPORATE GOVERNANCE

General

      We believe that good corporate governance is important to ensure that Aspect is managed for the long-term benefit of its stockholders. During the past year, we have been reviewing our corporate governance policies and practices and comparing them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also been reviewing the provisions of the Sarbanes-Oxley Act of 2002, the new and proposed rules of the Securities and Exchange Commission and the proposed new listing standards of the NASDAQ National Market.

      Based on our review, we have taken steps to voluntarily implement many of the proposed new rules and listing standards. We have created the Corporate Governance and Nominating Committee and our board recently elected a new director, Mr. Mahoney, who qualifies as an “independent” director under applicable NASDAQ listing standards. We are currently in the process of identifying a director who qualifies as an “audit committee financial expert” under the new rules of the Securities and Exchange Commission. In addition, we are in the process of adopting:

•	corporate governance guidelines,

•	a charter for our Corporate Governance and Nominating Committee,

•	a new charter for our Audit Committee,

•	a new charter for our Compensation Committee, and

•	a Code of Business Conduct and Ethics, which will apply to all of our officers, directors and employees.

Board of Directors Meetings and Committee Meetings

      The board of directors has responsibility for establishing broad corporate policies and reviewing our overall performance rather than day-to-day operations. Our board of director’s primary responsibility is to oversee the management of the company and, in doing so, serve the best interests of the company and its stockholders. The board of directors selects, evaluates and provides for the succession of executive officers and, subject to stockholder election, directors. It reviews and approves corporate objectives and strategies, and evaluates significant policies and proposed major commitments of corporate resources. Our board of directors also participates in decisions that have a potential major economic impact on Aspect. Management keeps the directors informed of company activity through regular communication, including written reports and presentations at board of directors and committee meetings.

      During the fiscal year ended December 31, 2002, our board of directors met six times. Each of our directors attended at least 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by all committees of the board of directors on which he served during the fiscal year ended December 31, 2002.

Audit Committee

      The Audit Committee currently consists of Messrs. Kania and Lloyd, each of whom is independent, as defined by the applicable listing standards of the NASDAQ National Market. Mr. Coit served as a member of the Audit Committee from January 24, 2002 until his resignation from the board of directors on April 11, 2003. Mr. Coit replaced Mr. Bollen as a member of the Audit Committee in January 2002, when Mr. Bollen became an employee of Aspect. Our board of directors expects to elect an additional member to the Audit Committee in the near future. The Audit Committee was established for the purposes of:

•	evaluating and recommending the selection of our independent auditors,

•	reviewing the effectiveness of our accounting policies and practices, internal controls and financial reporting,

•	reviewing any transactions that involve a potential conflict of interest,

•	reviewing the scope of independent audit services and the fees charged by the independent auditors for audit and non-audit services, and

•	reviewing the independence of the auditors from management.

      The Audit Committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or as may be brought to its attention. The Audit Committee met four times during the fiscal year ended December 31, 2002. On July 20, 1999, our board of directors adopted a written charter for the Audit Committee. The responsibilities of the Audit Committee and its activities during the fiscal year ended December 31, 2002 are further described in the Report of the Audit Committee contained in this proxy statement.

Compensation Committee

      Mr. Kania and Dr. Stanski serve as the members of the Compensation Committee. Mr. Kania replaced Mr. Bollen as a member of the Compensation Committee effective as of January 24, 2002, when Mr. Bollen became an employee of Aspect. Mr. Coit served as a member of the Compensation Committee during the fiscal year ended December 31, 2002, and through the date of his resignation from the board of directors on April 11, 2003. Our board of directors expects to elect an additional member to the Compensation Committee in the near future. The Compensation Committee sets and administers the policies that govern annual compensation for our executives. The Compensation Committee approves compensation arrangements for officers, consultants and directors, including the grant of options to purchase shares of our common stock pursuant to our stock option plans or other plans that may be established. The Compensation Committee met twice during the fiscal year ended December 31, 2002. The responsibilities of the Compensation Committee and its activities during the fiscal year ended December 31, 2002 are further described in the Report of the Compensation Committee contained in this proxy statement.

Corporate Governance and Nominating Committee

      Our board of directors created the Corporate Governance and Nominating Committee on October 24, 2002 and Messrs. Kania and Meelia currently serve as members of this committee. Mr. Coit served as a member of the Corporate Governance and Nominating Committee from October 24, 2002 until his resignation from the board of directors on April 11, 2003. Our board of directors expects to elect an additional member to the Corporate Governance and Nominating Committee in the near future. The Corporate Governance and Nominating Committee is responsible for identifying individuals qualified to become directors, selecting those persons to be nominated by our board of directors for election as directors, developing and recommending a set of corporate governance principles for Aspect and overseeing the evaluation of our board of directors and our management. Our Corporate Governance and Nominating Committee will consider nominees for director recommended by our stockholders, provided that such recommendations are delivered to our Secretary c/o Aspect Medical Systems, Inc., 141 Needham Street, Newton, MA 02464, with an appropriate biographical summary, no later than the deadline for submission of stockholder proposals. See “Stockholder Proposals.”

Report of the Audit Committee

      The Audit Committee of our board of directors is currently composed of two members and acts under a written charter which was adopted by our board of directors on July 20, 1999. The members of the Audit Committee are independent directors, as that term is defined in the committee’s charter and the listing standards of the National Association of Securities Dealers. The Audit Committee met four times during the fiscal year ended December 31, 2002.

      The Audit Committee is responsible for providing independent, objective oversight of Aspect’s accounting functions and internal controls. Management is responsible for establishing and maintaining our internal controls and the financial reporting process. Our independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report on those financial statements. The Audit Committee reviews and evaluates, and discusses the following issues with management, internal accounting and financial personnel and our independent auditors:

•	the plan for, and the independent auditors’ report on, each audit of our financial statements,

•	our financial disclosure documents, including all financial statements and reports filed with the SEC or sent to our stockholders,

•	changes in our accounting practices, principles, controls or methodologies,

•	significant developments or changes in accounting rules applicable to us, and

•	the adequacy of our internal controls and accounting, financial and auditing personnel.

      In fulfilling its oversight responsibility, the Audit Committee reviewed our audited financial statements for the fiscal year ended December 31, 2002, including a discussion of these financial statements with management of the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments and the clarity of disclosures in the financial statements.

      The Audit Committee has reviewed and discussed the audited financial statements and the matters required by Statement on Auditing Standards 61 (Communication with Audit Committees, as modified or supplemented) with our independent auditors. SAS 61 requires our independent auditors to discuss with the Audit Committee, among other things, the following matters:

•	methods to account for significant unusual transactions,

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus,

•	the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditors’ conclusions regarding the reasonableness of those estimates, and

•	disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and the disclosures in the financial statements.

      Our independent auditors have provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees, as may be modified or supplemented). Independence Standards Board Standard No. 1 requires auditors annually to disclose in writing all relationships that, in the auditor’s professional opinion, may reasonably be thought to bear on their independence, confirm their perceived independence and engage in a discussion of independence. In addition, the Audit Committee reviewed and discussed with the independent auditors their independence from us, and considered whether the independent auditors’ provision of other, non-audit related services which are referred to below under the heading “Audit Fees,” is compatible with maintaining the auditors’ independence.

      Based on the above referenced reviews and discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the Audit Committee recommended to our board of directors (and our board of directors has approved) that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002.

Audit Committee

Edwin M. Kania, Jr.
Lester John Lloyd

     Audit Fees

      Arthur Andersen LLP audited our financial statements for the fiscal year ended December 31, 2001 and had served as our independent auditors since before our initial public offering in January 2000. As discussed below under “Proposal Two — Ratification of Selection of Independent Auditors,” our board of directors dismissed Arthur Andersen LLP as our independent accountants on June 13, 2002, and engaged Ernst & Young LLP as our independent auditors on June 19, 2002. Ernst & Young LLP audited our financial statements for the fiscal year ended December 31, 2002.

      The following table discloses the fees that Arthur Andersen LLP and Ernst & Young LLP billed us for professional services rendered in the fiscal years ended December 31, 2001 and 2002:

	Fiscal Year 2002		Fiscal Year 2001

Type of Fee	Ernst & Young LLP	Arthur Andersen LLP	Arthur Andersen LLP

Audit Fees	$212,000	$50,000	$190,000
Audit Related Fees	$10,000	—	$27,000
Tax Fees	$32,000	$26,500	$78,000
All Other Fees	—	—	—

      “Audit Fees” consist of fees in connection with the audit of our financial statements and the review of the financial statements included in each of our quarterly reports.

      “Audit Related Fees” consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under Audit Fees. Audit Related Fees consist of services in connection with the benefit plan audit and consultation on accounting matters.

      “Tax Fees” consist of fees for tax compliance, tax advice and tax planning.

      “All Other Fees” are fees not already described in the foregoing.

      The audit committee of our board of directors has not yet adopted any pre-approval policies or procedures with respect to audit services and audit fees and has not approved any audit fees pursuant to 17CFR 210.2-01(c)(7)(i).

      The percentage of hours expended by Ernst & Young LLP on the audit of our financial statements for the fiscal year ended December 31, 2002 attributed to work performed by persons other than Ernst & Young LLP’s full-time, permanent employees did not exceed fifty percent.

Compensation of Directors

      We reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or any committee of the board of directors. No director who also serves as an employee receives separate compensation for services rendered as a director. We currently have five non-employee directors on our board of directors: Mr. Kania, Mr. Lloyd, Mr. Mahoney, Mr. Meelia and Dr. Stanski. Mr. Bollen, who has served as director of Aspect since 1998, became an employee on January 24, 2002 and continues to serve as an Aspect director.

      In addition, our non-employee directors are eligible to receive stock options under our 1998 Director Stock Option Plan. Our director stock option plan was initially adopted by our board of directors and stockholders in February 1998 and was subsequently amended in December 1999 to increase the number of shares of common stock authorized under the plan from 100,000 to 200,000 shares. Under this plan, each non-employee director who becomes a director after April 1998 is eligible to receive a nonstatutory stock option to purchase 10,000 shares of our common stock on the date of his or her election to the board of directors. The plan also authorizes each non-employee director who has served as a director for at least six months to receive a nonstatutory stock option to purchase 5,000 shares of our common stock on the date of each annual meeting of stockholders. All options granted to directors upon their initial election to our board of directors under the director stock option plan are exercisable as to fifty percent upon their election and the remainder are exercisable in equal annual installments on each of the first, second and third anniversaries of the date of grant, provided that the optionee continues to serve as a director on each vesting date. All options granted to directors serving at the date of the annual meeting under the director stock option plan are exercisable in three equal annual installments on each of the first, second and third anniversaries of the date of grant, provided that the optionee continues to serve as a director on each vesting date.

      During the fiscal year ended December 31, 2002, we granted nonstatutory stock options pursuant to our director stock option plan to purchase shares of our common stock to the non-employee members of our board of directors as follows: Mr. Coit: 5,000; Mr. Kania: 5,000; Mr. Lloyd: 5,000; Mr. Meelia: 5,000; and Dr. Stanski: 5,000. The grants were made on May 21, 2002, and the exercise price for each option is $6.42 per share. On March 18, 2003, the date he was initially elected to the board of directors, Mr. Mahoney received an option to purchase 10,000 shares of our common stock under the director stock option plan, and the exercise price for this option is $4.00 per share.

      Also during the fiscal year ended December 31, 2002, we granted stock options to purchase shares of our common stock to three members of our board of directors who are also employees of Aspect. Mr. Chamoun was granted an option to purchase 75,000 shares of our common stock on January 23, 2002 at an exercise price of $10.00 and an option to purchase 20,000 shares of our common stock on July 8, 2002 at an exercise price of $3.85. Mr. Eagle was granted an option to purchase 30,000 shares of our common stock on January 23, 2002 at an exercise price of $10.00 and an option to purchase 15,000 shares of our common stock on July 8, 2002 at an exercise price of $3.85. Mr. Bollen was granted an option to purchase 125,000 shares of our common stock on February 7, 2002 at an exercise price of $9.80 and an option to purchase 15,000 shares of our common stock on July 8, 2002 at an exercise price of $3.85. The options are exercisable in monthly increments over a four-year period, provided, however, that the options may not be exercised during the first six months of the vesting schedule.

      Stock options granted under our 1991 and 1998 stock option plans typically provide that the vesting of stock options accelerates upon an “acquisition event” (as defined in our 1991 and 1998 stock option plans) as follows:

•	options held by our directors who are not officers or employees of Aspect fully accelerate and become exercisable upon the occurrence of the acquisition event,

•	options held by our chief executive officer fully accelerate and become exercisable 12 months following the occurrence of the acquisition event, provided the chief executive officer remains employed by us during that time,

•	options held by our executive officers other than our chief executive officer or members of our board of directors, which we refer to as senior management, fully accelerate and become exercisable 15 months following the occurrence of the acquisition event, provided the executive officer remains employed by us during that time, and

•	options held by our employees accelerate by one year upon the occurrence of the acquisition event.

Stock options held by the members of senior management fully accelerate and become exercisable following an acquisition event, but prior to the time they would otherwise become fully vested, if the member of senior management is terminated other than for “cause” (as defined in our 1991 and 1998 stock option plans) or leaves his or her employment for “good reason” (as defined in our 1991 and 1998 stock option plans).

If a “reorganization event” (as defined in our 2001 stock incentive plan) occurs, our 2001 stock incentive plan requires our board of directors to provide that all the outstanding options are assumed, or equivalent options substituted, by the acquiring or succeeding entity, and if not, all then unexercised options would become exercisable in full and would terminate immediately prior to the consummation of the reorganization event.

Certain Relationships and Related Transactions

      In August 2002, we entered into a strategic alliance with Boston Scientific Corporation whereby we sold 1,428,572 shares of our common stock at a purchase price per share of $7.00 to Boston Scientific Corporation pursuant to a stock purchase agreement. Gross cash proceeds from this sale of common stock were $10,000,004. This transaction resulted in Boston Scientific Corporation becoming an owner of more than five percent of our common stock. Upon the closing date of the stock purchase agreement, approximately $6,300,000 of the aggregate purchase price was recorded as deferred revenue in our consolidated balance sheet. This amount represents the difference between the purchase price of $7.00 per share and the closing price of our common stock on the date of sale. The deferred revenue will be recognized ratably over the term of the OEM product development and distribution agreement that we entered into with Boston Scientific Corporation in August 2002.

      In August 2002, we also entered into an agreement with Boston Scientific Corporation for a revolving line of credit. We are entitled to borrow up to $5.0 million under the revolving line of credit which expires in August 2007 and may be extended at the discretion of Boston Scientific Corporation. Interest on any borrowings under this revolving line of credit is at a rate equal to the LIBOR rate at which Boston Scientific Corporation, under its own revolving credit facility, is entitled to borrow funds plus any additional amounts payable thereon by Boston Scientific Corporation under such revolving credit facility, plus eighty basis points. Our revolving line of credit with Boston Scientific Corporation is secured by our inventory and certain of our accounts receivable and contains certain restrictive covenants covering the collateral. At March 31, 2003, there was no outstanding balance under this revolving line of credit.

      On January 24, 2002, we entered into an agreement with Helgert van Raamt, who served as our Vice President and Managing Director — International, pursuant to which Mr. van Raamt resigned his position as Managing Director of Aspect Medical Systems International B.V., our Dutch wholly-owned subsidiary, effective January 24, 2002, and ceased to serve as an employee of Aspect effective May 2, 2002. As part of this agreement, we paid Mr. van Raamt a lump sum equal to six months’ salary and a pro-rated bonus and provided for the continuation of certain benefits. Mr. van Raamt was also permitted to retain certain office equipment. The aggregate amount paid to Mr. van Raamt under this agreement was approximately $188,000.

      In December 2000, we loaned an aggregate amount of $100,000 to Mr. van Raamt. The loan was represented by a promissory note and bore interest at 5.6% per year. In accordance with the repayment terms of this promissory note, Mr. van Raamt paid us $5,600 on December 14, 2001, representing all outstanding interest then accrued. The remaining repayment terms required Mr. van Raamt to pay $16,667 plus interest on the outstanding amount of the loan in each of December 2002, 2003 and 2004, and the outstanding principal and interest in December 2005. On August 8, 2002, Mr. van Raamt repaid all amounts due and owing under the promissory note. The largest aggregate amount outstanding under the loan made in favor of Mr. van Raamt at any time since January 1, 2002 was $100,000 plus interest.

      In April 2001, we loaned an aggregate amount of $875,000 to Mr. Chamoun, who is our president and chief executive officer and a member of our board of directors. This full recourse loan is represented by a promissory note. Under the terms of the promissory note, the loan bears interest at a rate of 5.07% per year. The repayment terms require Mr. Chamoun to pay accrued interest in April 2002 and April 2003; $218,750 of principal in each of April 2004 and April 2005 plus accrued interest; and the remaining outstanding principal and interest in April 2006. Mr. Chamoun is a party to a pledge agreement granting Aspect a security interest in 175,000 shares of Aspect’s common stock held by Mr. Chamoun as collateral for the loan.

      On April 10, 2003, our Compensation Committee adopted a special bonus program, which is designed, under certain circumstances, to provide sufficient funds to Mr. Chamoun in the form of annual cash bonus awards over the next three years to enable him to meet his repayment obligations to us (including interest on his obligations and taxes resulting from his bonus awards) under this loan. The special bonus program is structured in such a way that the Compensation Committee will retain the flexibility to adjust, reduce or eliminate entirely the amount of the special bonus otherwise payable each year to account for changing circumstances, such as increases in the value of our common stock that may make it reasonable for Mr. Chamoun to initiate a structured stock sale program under Rule 10b5-1 of the Securities Exchange Act of 1934, the availability of tax credits to Mr. Chamoun in any year that have the effect of reducing his income taxes, or tax relief that may become available to taxpayers generally as a result of new Internal Revenue Service rules affecting individuals previously subject to alternative minimum taxes.

      In consideration of the special bonus program, the Compensation Committee expects that Mr. Chamoun will initiate a Rule 10b5-1 sales program that provides for the sale, subject to applicable securities laws, of 50,000 shares of our common stock in each of the next three years, provided that such sales can be made at a price that is no less than $7.50 per share. The after-tax proceeds to Mr. Chamoun from the sale of such stock will be applied by Mr. Chamoun towards repayment of his obligations to us, and the Compensation Committee will adjust the amount of Mr. Chamoun’s annual special bonus otherwise payable by an equivalent amount. In the event that the after-tax proceeds to Mr. Chamoun from the sale of common stock in a given year exceed Mr. Chamoun’s loan repayment obligations to us, Mr. Chamoun will be expected to reserve 50% of the excess for use in repaying his subsequent year’s obligation.

      Following the first year of this program, and at intervals no longer than six months thereafter, the Compensation Committee will revisit the program to assess the advisability of modifying either the minimum number of shares of common stock that Mr. Chamoun is expected to sell under the Rule 10b5-1 program, or the minimum price at which shares may be sold. Changes to the special bonus program, and recommendations of the Compensation Committee that involve its implementation (including Mr. Chamoun’s annual bonus, if any, under the special bonus program), will be reviewed and approved by our full board of directors, except that directors who are also officers will not participate in the review and approval process.

      In July 2000, we loaned an aggregate amount of $234,420 to Mr. Chamoun. The loan is represented by a promissory note. Under the terms of the promissory note, the loan bears interest at 8% per year. In July 2002, Mr. Chamoun paid us $39,070 in principal and $13,327 in interest, representing the outstanding interest then due. The remaining repayment terms require Mr. Chamoun to pay $39,070 plus interest on the outstanding amount of the loan in each of July 2003 and 2004, and the remaining outstanding principal and interest in July 2005. Mr. Chamoun is a party to a pledge agreement granting Aspect a security interest in 30,289 shares of Aspect’s common stock held by Mr. Chamoun as collateral for the loan.

      Mr. Chamoun also received loans from us in February 1997, May 1997 and November 1998 for an aggregate amount of $181,548. Under the terms of the February 1997 loan agreement, the loan bears interest at 5.28% per year. The May 1997 loan agreement, represented by two promissory notes, bears interest at 5.28% per year. The November 1998 loan agreement also bears interest at 5.28% per year. Mr. Chamoun is a party to pledge agreements granting Aspect a security interest in an aggregate of 27,408 shares of Aspect’s common stock held by Mr. Chamoun as collateral for these loans.

      The largest aggregate amount outstanding under all of the loans made in favor of Mr. Chamoun at any time since January 1, 2002 was $1,159,616 plus interest. As of March 31, 2003, $987,188 plus accrued interest was due and owing under the loans made to Mr. Chamoun in 1997, 1998, 2000 and 2001.

      On January 23, 2002, we entered into a consulting agreement with Mr. Coit, one of our former directors. In consideration for Mr. Coit providing consulting, advisory and neurodiagnostics business planning services under the consulting agreement, we agreed to pay Mr. Coit $3,000 per day (which amount will be proportionately less for partial days) for services performed as well as reimbursement of reasonable and necessary expenses incurred by Mr. Coit in connection with the consulting agreement. To date, we have paid Mr. Coit $9,000 under the terms of the consulting agreement.

      We have adopted a policy providing that all material transactions between us and our officers, directors and other affiliates must be:

•	approved by a majority of the members of our board of directors and by a majority of the disinterested members of our board of directors, and

•	on terms no less favorable to us than could be obtained from unaffiliated third parties.

      For executive officer compensation and option exercise information, see “Information About Executive Compensation — Compensation of Executive Officers” and “Information About Executive Compensation — Report of the Compensation Committee.”

INFORMATION ABOUT EXECUTIVE COMPENSATION

Compensation of Executive Officers

      Summary Compensation Table. The following table sets forth certain information concerning annual and long-term compensation for services rendered to us for the fiscal years ended December 31, 2002, 2001 and 2000, by our chief executive officer and our four other most highly compensated executive officers who were serving as executive officers on December 31, 2002.

Summary Compensation Table

						Long-Term
						Compensation

						Awards
		Annual Compensation
						Number of
	Fiscal			Other Annual		Securities	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation($)		Underlying Options	Compensation

Nassib G. Chamoun	2002	$250,000	$262,500	—		95,000	—
Chief Executive Officer	2001	$250,000	$150,000	—		25,000	—
and President	2000	$210,000	$100,000	—		50,000	—
Boudewijn L.P.M. Bollen	2002	$234,003	$120,000	$2,241	(1)	140,000	25,841 (2)
President of International	2001	—	—	—		5,000	—
Operations	2000	—	—	—		5,000	—
J. Neal Armstrong	2002	$215,000	$125,000	—		45,000	—
Vice President, Chief	2001	$215,000	$95,000	—		17,500	—
Financial Officer,	2000	$180,000	$100,000	—		35,000	—
Secretary and Treasurer
Scott D. Kelley, M.D.	2002	$205,000	$80,000	$14,019	(3)	52,500	—
Vice President and	2001	$205,000	$69,700	$61,882	(4)	15,000	—
Medical Director	2000	$90,000	$50,000	—		105,000	—
William Floyd	2002	$185,000	$92,500	—		70,000	—
Vice President of Sales	2001	$107,442	$40,000	—		110,000	—
and Marketing	2000	—	—	—		—	—

(1)	Reflects the amount contributed by us to Mr. Bollen’s privately paid medical insurance plan.

(2)	Consists of the amount we paid for Mr. Bollen’s pension benefits.

(3)	Reflects amount of indebtedness forgiven on October 31, 2002 pursuant to the terms of the loan agreement with Dr. Kelley entered into on October 31, 2000. This loan has not been modified since that date.

(4)	Consists of $47,863 we paid to reimburse Dr. Kelley for moving expenses and $14,019 of indebtedness forgiven pursuant to the terms of the loan agreement with Dr. Kelley entered into on October 31, 2000. This loan has not been modified since that date.

      Option Grants Table. The following table sets forth certain information concerning grants of stock options to purchase shares of our common stock made to the executive officers named in the Summary Compensation Table during the fiscal year ended December 31, 2002.

Option Grants In Last Fiscal Year

	Individual Grants

		% of Total			Potential Realizable Value
	Number of	Options			at Assumed Annual Rates
	Securities	Granted to			of Stock Price Appreciation
	Underlying	Employees	Exercise		For Option Term(3)
	Options	in Fiscal	Price	Expiration
Name	Granted(#)(1)	Year(2)	($/Share)	Date	5%($)	10%($)

Nassib G. Chamoun	75,000	5.94%	$10.00	1/1/12	$471,671	$1,195,307
	20,000	1.58%	$3.85	7/5/12	$48,425	$122,718
Boudewijn L.P.M. Bollen	125,000	9.90%	$9.80	2/6/12	$770,396	$1,952,335
	15,000	1.19%	$3.85	7/5/12	$36,319	$92,039
J. Neal Armstrong	30,000	2.38%	$10.00	1/1/12	$188,668	$478,123
	15,000	1.19%	$3.85	7/5/12	$36,319	$92,039
Scott D. Kelley, M.D.	25,000	1.98%	$10.00	1/1/12	$157,224	$398,436
	12,500	0.99%	$3.85	7/5/12	$30,266	$76,699
	15,000	1.19%	$3.26	9/12/12	$30,753	$77,934
William Floyd	25,000	1.98%	$10.00	1/1/12	$157,224	$398,436
	12,500	0.99%	$3.85	7/5/12	$30,266	$76,699
	32,500	2.57%	$3.26	9/12/12	$66,631	$168,857

(1)	Stock options were granted to Messrs. Chamoun and Armstrong on January 23, 2002 and July 8, 2002. Stock options were granted to Mr. Bollen on February 6, 2002 and July 8, 2002. Stock options were granted to Dr. Kelley and Mr. Floyd on January 23, 2002, July 8, 2002 and September 12, 2002. One-eighth of the shares of common stock underlying each of these stock options is exercisable six months after the date of grant, and the stock options vest monthly thereafter over a four-year period. Each option has an exercise price equal to the fair market value per share of our common stock on the date of grant.

(2)	During the fiscal year ended December 31, 2002, we granted stock options to purchase an aggregate of 1,262,200 shares of our common stock to our employees, including our executive officers.

(3)	Amounts reported in these columns represent amounts that may be realized upon exercise of the stock options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on our common stock over the term of the stock options, net of exercise price. These numbers are calculated based on rules promulgated by the SEC and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the timing of the exercise and the future performance of our common stock.

      Aggregated Option Exercises and Fiscal Year-End Option Value Table. The following table sets forth certain information regarding the exercise of stock options during the fiscal year ended December 31, 2002 and the number and value of unexercised options held as of December 31, 2002 by the executive officers named in the Summary Compensation Table.

Aggregated Option Exercises In Last Fiscal Year

And Fiscal Year-End Option Values

Number of
			Securities Underlying	Value of Unexercised
			Unexercised Options	In-The-Money Options
	Shares Acquired	Value	at Fiscal Year-End(#)	at Fiscal Year-End($)(2)
Name	on Exercise(#)	Realized($)(1)	Exercisable/Unexercisable	Exercisable/Unexercisable

Nassib G. Chamoun	21,600	$200,480	207,805/111,250	$62,763/$0.00
Boudewijn L.P.M Bollen	—	—	75,520/114,480	$0.00/$0.00
J. Neal Armstrong	—	—	154,792/60,625	$143,530/$0.00
Scott D. Kelley, M.D.	—	—	76,250/96,250	$122/$1,828
William Floyd	—	—	53,386/126,614	$264/$3,961

(1)	Value represents the difference between the exercise price per share and the fair market value per share of our common stock on the date of exercise, multiplied by the number of shares acquired on exercise.

(2)	Value is based on the difference between the closing sale price per share of our common stock on December 31, 2002, the last trading day of the fiscal year ended December 31, 2002 ($3.39), and the applicable option exercise price, multiplied by the number of shares subject to the option.

Securities Authorized for Issuance Under Equity Compensation Plans

      The following table provides information as of December 31, 2002 about the securities authorized for issuance under our equity compensation plans, consisting of our 2001 Stock Incentive Plan, our 1998 Stock Incentive Plan, our 1998 Director Stock Option Plan, our Amended and Restated 1991 Stock Option Plan and our 1999 Employee Stock Purchase Plan. All of our equity compensation plans were adopted with the approval of our stockholders.

Equity Compensation Plan Information

	(a)	(b)	(c)

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted-average	Equity Compensation
	Exercise of	Exercise Price of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))(1)

Equity compensation plans approved by stockholders	4,099,112	$10.23	2,020,785
Equity compensation plans not approved by stockholders	—	—	—

Total	4,099,112	$10.23	2,020,785

(1)	Includes 1,270,495 shares of our common stock issuable under our 2001 Stock Incentive Plan, 451,276 shares of our common stock issuable under our 1998 Stock Incentive Plan, 85,002 shares of our common stock issuable under our 1998 Director Stock Option Plan, 20,633 shares of our common stock issuable under our Amended and Restated 1991 Stock Option Plan and 193,379 shares of our common stock issuable under our 1999 Employee Stock Purchase Plan.

Report of the Compensation Committee

      Our executive compensation program is administered by the Compensation Committee which is currently composed of two non-employee directors.

      Our executive compensation program is designed to attract, retain and reward executives who can help us achieve our business objectives in this competitive and rapidly changing industry and thereby maximize stockholder returns. The Compensation Committee establishes compensation policies for Mr. Chamoun, the president and chief executive officer, Mr. Eagle, the chairman of the board of directors, and Mr. Armstrong, a vice president and our chief financial officer. In addition, Mr. Chamoun recommends compensation packages for the remaining executive officers which the Compensation Committee reviews and approves or denies. All decisions by the Compensation Committee relating to the compensation of our executive officers are reviewed by our full board of directors.

      This report is submitted by the Compensation Committee and addresses the compensation policies for the fiscal year ended December 31, 2002 as they affected Mr. Chamoun and our other executive officers.

     Compensation Philosophy

      The objectives of the executive compensation program are to align the interests of management with the interests of stockholders through a system that relates compensation to business objectives and individual performance. Our executive compensation philosophy is based on the following principles:

•	Competitive and Fair Compensation

We are committed to providing an executive compensation program that helps us to attract, motivate and retain highly qualified and industrious executives. Our policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. To this end, we regularly compare our compensation packages with those of other companies in the industry and set our compensation guidelines based on this review. We also seek to achieve a balance of the compensation paid to a particular individual and the compensation paid to our other executives and employees.

•	Sustained Performance

Executive officers are rewarded based upon an assessment of corporate, business group and individual performance. Corporate performance and business group performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as achievement of operating budgets, establishment of strategic development alliances with third parties, timely development and introduction of new processes and products and performance relative to competitors. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and our other values are fostered.

      In evaluating each executive officer’s performance, we generally conform to the following process:

•	business and individual goals and objectives are set for each performance cycle,

•	at the end of the performance cycle, the accomplishment of the executive’s goals and objectives and his contributions to Aspect are evaluated,

•	the executive’s performance is then compared with peers within Aspect and the results are communicated to the executive, and

•	the comparative results, combined with comparative compensation practices of other companies in the industry, are then used to determine salary and stock compensation levels.

      Annual compensation for our executives generally consists of three elements: salary, bonus and stock options. Bonuses totaling $1,135,878 were paid to our executive officers for the fiscal year ended December 31, 2002.

      Salary for our executives is generally set by reviewing compensation for comparable positions in the market and the historical compensation levels of our executives. Increases in annual salaries are based on actual corporate and individual performance vis-à-vis targeted performance criteria and various subjective performance criteria. Targeted performance criteria vary for each executive based on his business group or area of responsibility, and may include:

•	achievement of the operating budget for Aspect as a whole or of a business group of Aspect,

•	continued innovation in development and commercialization of our technology,

•	timely development and introduction of new products or processes,

•	development and implementation of successful marketing and commercialization strategies, and

•	implementation of financing strategies and establishment of strategic development alliances with third parties.

      Subjective performance criteria include an executive’s ability to motivate others, develop the skills necessary to grow as we mature, recognize and pursue new business opportunities and initiate programs to enhance our growth and success. The Compensation Committee does not rely on a formula that assigns a pre-determined value to each of the criteria, but instead evaluates an executive officer’s contribution in light of all criteria. Base salaries for our executive officers did not increase for the fiscal year ended December 31, 2002 as compared to the fiscal year ended December 31, 2001, with the exception of one executive officer. This executive officer’s base salary increased approximately 27% as a result of the executive officer’s expanded role in the business operations of Aspect.

      Compensation for executive officers also includes the long-term incentives afforded by stock options. Our stock option program is designed to align the long-term interests of our employees and our stockholders and assist in the retention of executives. The size of option grants is generally intended to reflect the executive’s position with us and his contributions to us, including his success in achieving the individual performance criteria described above. We generally grant options with monthly vesting schedules over a four-year period (however, the options may not be exercised during the first six months after they are granted) to encourage key employees to continue their employment with us. During the fiscal year ended December 31, 2002, we granted stock options to purchase an aggregate of 285,000 shares of our common stock to executive officers at an exercise price of $10.00 per share and, 125,000 shares of our common stock to executive officers at an exercise price of $9.80 per share, 75,000 shares of our common stock to executive officers at an exercise price of $4.96 per share, 140,000 shares of our common stock to executive officers at an exercise price of $3.85 per share and 47,500 shares of our common stock to executive officers at an exercise price of $3.26 per share. All stock options granted to executive officers during the fiscal year ended December 31, 2002 were granted at fair market value on the date of grant.

      Executive officers are also eligible to participate in our employee stock purchase plan. The purchase plan is available to virtually all of our employees and generally permits participants to purchase shares of our common stock at a discount of 15% from the fair market value at the beginning or end of the applicable purchase periods permitted under the purchase plan.

     Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. We intend to structure the performance-based portion of the compensation of our executive officers, which currently consists solely of stock option grants, in a manner that complies with Section 162(m) of the Internal Revenue Code so as to mitigate any disallowance of deductions. There can be no assurance that compensation attributable to stock options granted under our stock incentive plans will be exempt from Section 162(m) as qualifying performance-based compensation. In addition, the Compensation Committee has the authority to authorize compensation payments that may be subject to the limit where the Compensation Committee believes that such payments are appropriate and in the best interests of Aspect and our stockholders, after taking into consideration changing business conditions and the performance of our officers.

     Mr. Chamoun’s 2002 Compensation

      Mr. Chamoun is eligible to participate in the same executive compensation plans available to the other executive officers. The Compensation Committee believes that Mr. Chamoun’s annual compensation, including the portion of his compensation based upon our stock option program, has been set at a level competitive with other companies in the industry.

      Mr. Chamoun’s salary was $250,000 for each of the fiscal years ended December 31, 2002 and December 31, 2001. Mr. Chamoun received a bonus of $262,500 in February 2003 for his performance during the fiscal year ended December 31, 2002. In determining Mr. Chamoun’s compensation, the Compensation Committee considered the successful consummation of the strategic alliance we entered into with Boston Scientific Corporation in August 2002 (including an investment of $10 million, an OEM Product Development Agreement and a loan facility for up to $5 million), the commercial introduction of our BIS Extend Sensor, the transition to new management in our North American field operations and Aspect’s performance compared to our corporate objectives for the fiscal year ended December 31, 2002.

      On April 10, 2001, we loaned an aggregate amount of $875,000 to Mr. Chamoun. As of March 31, 2003, the aggregate principal and interest outstanding under this loan was $879,683. This loan bears interest at a rate of 5.07%. The repayment terms of the loan require Mr. Chamoun to pay accrued interest in each of April 2002 and April 2003 (which Mr. Chamoun has done), $218,750 of principal (plus accrued interest) in each of April 2004 and April 2005, and the remaining outstanding principal and interest in April 2006.

      On April 10, 2003, the Compensation Committee adopted a special bonus program which is designed, under certain circumstances, to provide sufficient funds to Mr. Chamoun in the form of annual cash bonus awards over the next three years to enable him to meet his repayment obligations to us (including interest on his obligations and taxes resulting from his bonus awards) under this loan. The special bonus program is structured in such a way that the Compensation Committee will retain the flexibility to adjust, reduce or eliminate entirely the amount of the special bonus otherwise payable each year to account for changing circumstances, such as increases in the value of our common stock that may make it reasonable for Mr. Chamoun to initiate a structured stock sale program under Rule 10b5-1 of the Securities Exchange Act of 1934, the availability of tax credits to Mr. Chamoun in any year that have the effect of reducing his income taxes, or tax relief that may become available to taxpayers generally as a result of new Internal Revenue Service rules affecting individuals previously subject to alternative minimum taxes.

      In consideration of the special bonus program, the Compensation Committee expects that Mr. Chamoun will initiate a Rule 10b5-1 sales program that provides for the sale, subject to applicable securities laws, of 50,000 shares of our common stock in each of the next three years, provided that such sales can be made at a price that is no less than $7.50 per share. The after-tax proceeds to Mr. Chamoun from the sale of such stock will be applied by Mr. Chamoun towards repayment of his obligations to us, and the Compensation Committee will adjust the amount of Mr. Chamoun’s annual special bonus otherwise payable by an equivalent amount. In the event that the after-tax proceeds to Mr. Chamoun from the sale of common stock in a given year exceed Mr. Chamoun’s loan repayment obligations to us, Mr. Chamoun will be expected to reserve 50% of the excess for use in repaying his subsequent year’s obligation.

      Following the first year of this program, and at intervals no longer than six months thereafter, the Compensation Committee will revisit the program to assess the advisability of modifying either the minimum number of shares of common stock that Mr. Chamoun is expected to sell under the Rule 10b5-1 program, or the minimum price at which shares may be sold. Changes to the special bonus program, and recommendations of the Compensation Committee that involve its implementation (including Mr. Chamoun’s annual bonus, if any, under the special bonus program), will be reviewed and approved by our full board of directors, except that directors who are also officers will not participate in the review and approval process.

      In developing the special bonus program, the Compensation Committee was guided by the following considerations:

•	the difficulty for Mr. Chamoun to meet his repayment obligations to us under the April 2001 loan without selling a substantial amount of his shares of our common stock,

•	our board of directors’ concern that, given the magnitude of Mr. Chamoun’s repayment obligations to us and the potential financial impact of such repayment obligations on the financial well-being of Mr. Chamoun and his family, Mr. Chamoun would need to devote significant time and energy to seeking sources of financing to meet his repayment obligations, which could adversely affect Mr. Chamoun’s performance as our president and chief executive officer, and

•	the belief of the Compensation Committee that it may not be in the best interests of our stockholders for Mr. Chamoun to be required to sell a large number of shares of our common stock at current market prices.

      The Compensation Committee was also mindful of the uncertainty regarding the likelihood of possible amendments to the Internal Revenue Code of 1986 which would provide relief to taxpayers in situations similar to that of Mr. Chamoun.

      Mr. Chamoun remains eligible to receive salary, bonus and stock option grants during the term of the special bonus program, and the Compensation Committee does not anticipate decreasing these forms of compensation as a result of any awards that the Compensation Committee may grant to Mr. Chamoun under the special bonus program. However, any stock options granted to Mr. Chamoun during the term of the special bonus program will not commence vesting until May 1, 2006.

Compensation Committee

Edwin M. Kania, Jr.
Donald R. Stanski, M.D.

Compensation Committee Interlocks and Insider Participation

      The members of the Compensation Committee during the fiscal year ended December 31, 2002 were Messrs. Bollen, Coit and Kania and Dr. Stanski. Mr. Bollen was replaced as a member of the Compensation Committee by Mr. Kania when Mr. Bollen became an officer and employee of Aspect on January 24, 2002. With the exception of Mr. Bollen, who served as President-International of Aspect from June 1998 to October 1998, no member of the Compensation Committee was at any time during the fiscal year ended December 31, 2002, or formerly, an officer or employee of Aspect or any subsidiary of Aspect. With the exception of the consulting arrangement with Mr. Coit described under “Certain Relationships and Related Transactions,” no member of the Compensation Committee had any relationship with us during the fiscal year ended December 31, 2002 requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934.

      None of our executive officers has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee.

Comparative Stock Performance Graph

      The comparative stock performance graph below compares the cumulative total stockholder return (assuming reinvestment of dividends, if any) from investing $100 on January 28, 2000, the date on which our common stock was first publicly traded, and plotted at the close of the last trading day of the fiscal year ended December 31, 2000, 2001 and 2002, in each of (i) our common stock, (ii) the NASDAQ National Market Index of U.S. Companies, which we refer to as the NASDAQ National Market Index, and (iii) the NASDAQ Medical Devices, Instruments and Supplies, Manufacturers Index, which we refer to as the NASDAQ Medical Devices Index.

COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG ASPECT MEDICAL SYSTEMS, INC.,
NASDAQ NATIONAL MARKET INDEX AND NASDAQ MEDICAL DEVICES INDEX

		NASDAQ	NASDAQ
Measurement Period	Aspect Medical	National	Medical
(Fiscal Year Covered)	Systems, Inc.	Market Index	Devices Index

01/28/00	$100.00	$100.00	$100.00
12/29/00	$30.53	$63.31	$102.10
12/31/01	$35.40	$50.22	$112.26
12/31/02	$12.00	$34.72	$90.86

PROPOSAL TWO — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      Our board of directors has selected the firm of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2003. Although stockholder approval of the board of directors’ selection of Ernst & Young LLP is not required by law, our board of directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our board of directors will reconsider its selection of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from our stockholders. On June 13, 2002, our board of directors dismissed Arthur Andersen LLP as our independent auditors and a representative from Arthur Andersen is not expected to be present at the annual meeting.

      The Audit Committee of our Board of Directors annually considers and recommends to our board of directors the selection of our independent auditors. As recommended by the Audit Committee, the board of directors, on June 13, 2002, dismissed our independent accountants, Arthur Andersen LLP, and on June 19, 2002, engaged Ernst & Young LLP to serve as our independent auditors and to audit our consolidated financial statements for the fiscal year ended December 31, 2002.

      Arthur Andersen LLP’s reports on our consolidated financial statements for the fiscal years ended December 31, 2001 and December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      During the fiscal years ended December 31, 2001 and December 31, 2000, and the subsequent interim period through the date of Arthur Andersen LLP’s dismissal, there were (i) no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen LLP’s satisfaction, would have caused Arthur Andersen LLP to make reference to the subject matter of such disagreement in connection with its report on our consolidated financial statements for such years, and (ii) no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

      During the fiscal years ended December 31, 2001 and December 31, 2000, and the subsequent interim period through the date of Ernst & Young LLP’s engagement, we had not consulted Ernst & Young LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us or oral advice was provided that Ernst & Young LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K), or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

Board Recommendation

      The board of directors recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP as Aspect’s independent auditors for fiscal year ending December 31, 2003.

OTHER MATTERS

      Our board of directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy card to vote, or otherwise act, in accordance with their judgment on those matters.

SOLICITATION OF PROXIES

      The cost of solicitation of proxies will be borne by Aspect. In addition to the solicitation of proxies by mail, officers and employees of Aspect may solicit proxies in person or by telephone. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

REVOCATION OF PROXY

      Subject to the terms and conditions set forth in this proxy statement, all proxies received by us will be effective, notwithstanding any transfer of the shares to which those proxies relate, unless prior to the closing of the polls at the annual meeting, we receive a written notice of revocation signed by the person who, as of the record date, was the registered holder of those shares. The notice of revocation must indicate the certificate number and numbers of shares to which the revocation relates and the aggregate number of shares represented by the certificate(s).

STOCKHOLDER PROPOSALS

      In order to be included in proxy material for the 2004 Annual Meeting of Stockholders, stockholders’ proposed resolutions must be received by us at our principal executive offices, 141 Needham Street, Newton, Massachusetts 02464 no later than December 18, 2003. We suggest that proponents submit their proposals by certified mail, return receipt requested, addressed to our Secretary.

      If a stockholder wishes to present a proposal before the 2004 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in the proxy statement and proxy card, the stockholder must also give written notice to our Secretary at the address noted above. The required notice must be given within a prescribed time frame, which is generally calculated by reference to the date of the most recent annual meeting. Assuming that our 2004 Annual Meeting of Stockholders is held on or after April 30, 2004 and on or before July 29, 2004 (as we currently anticipate), our Bylaws would require notice to be provided to our Secretary at our principal executive offices no earlier than February 19, 2004 and no later than March 11, 2004. If a stockholder fails to provide timely notice of a proposal to be presented at the 2003 Annual Meeting of Stockholders, the proxies designated by our board of directors will have discretionary authority to vote on that proposal.

By Order of the Board of Directors,

J. NEAL ARMSTRONG
Secretary

Newton, Massachusetts

April 17, 2003

      OUR BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

PROXY

ASPECT MEDICAL SYSTEMS, INC.

141 Needham Street
Newton, Massachusetts 02464

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 20, 2003

          The undersigned, revoking all prior proxies, hereby appoints Nassib G. Chamoun and J. Neal Armstrong, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all shares of Common Stock of Aspect Medical Systems, Inc. (the “Company”) held of record by the undersigned on April 11, 2003 at the Annual Meeting of Stockholders to be held on Tuesday, May 20, 2003 at 9:00 a.m. and any adjournments thereof. The undersigned hereby directs Nassib G. Chamoun and J. Neal Armstrong to vote in accordance with their best judgment on any matters which may properly come before the Annual Meeting, all as indicated in the Notice of Annual Meeting, receipt of which is hereby acknowledged, and to act on the matters set forth in such Notice as specified by the undersigned.

          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. ATTENDANCE OF THE UNDERSIGNED AT THE ANNUAL MEETING OR AT ANY ADJOURNMENT THEREOF WILL NOT BE DEEMED TO REVOKE THE PROXY UNLESS THE UNDERSIGNED REVOKES THIS PROXY IN WRITING.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Dear Stockholder:

Please take note of the important information enclosed with this proxy card. There are matters related to the operation of the Company that require your prompt attention.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign and date the card, detach it and return your proxy in the enclosed postage paid envelope.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Aspect Medical Systems, Inc.

☒	Please mark votes as in this example.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3.

1.	To elect the following three (3) nominees as Class III Directors of the Company	2.	To ratify the selection by the Board of Directors of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2003.

Nominees:	(01) Nassib G. Chamoun
(02) Lester John Lloyd
(03) James J. Mahoney, Jr.

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES	FOR	☐	AGAINST	☐	ABSTAIN	☐

☐	3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
(INSTRUCTION: To withhold authority to vote for one or more individual nominee(s), write that nominee’s name in the space provided above.)

FOR	☐	AGAINST	☐	ABSTAIN	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

Please sign exactly as name appears hereon. Joint tenants should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If the person named on the stock certificate has died, please submit evidence of your authority. If signing for a corporation, please sign in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person, giving full title.

Signature:	Date:	Signature:	Date: